Exhibit 99.1

Cavium to Acquire QLogic

•	Opportunity to drive significant growth at scale in data center and storage markets

•	Substantial customer and revenue diversification

•	Transaction enterprise value of $1 billion

•	$45 million of identified annualized cost synergies to be realized by the end of 2017

•	$0.60 to $0.70 accretive to Cavium’s CY 2017 non-GAAP EPS

San Jose and Aliso Viejo, CA, June 15, 2016 – Cavium, Inc. (NASDAQ:CAVM) (“Cavium”), a leading provider of semiconductor products that enable intelligent processing for enterprise, data center, cloud, wired and wireless networking, and QLogic Corp. (NASDAQ:QLGC) (“QLogic”), a leading supplier of high performance networking infrastructure solutions, today announced that they have entered into a definitive agreement for Cavium to acquire all of the outstanding QLogic common stock for approximately $15.50 per share, comprised of $11.00 per share in cash and 0.098 of a share of Cavium common stock for each share of QLogic common stock (valued at approximately $4.50 based on the volume weighted average Cavium trading price for the three trading days beginning June 10, 2016), through an exchange offer. The transaction values QLogic at approximately $1.36 billion in equity value, inclusive of approximately $355 million of cash on QLogic’s balance sheet, and has been unanimously approved by the boards of directors of both companies.

The acquisition provides:

•	Opportunity to drive significant growth at scale in data center and storage markets: QLogic’s leading portfolio of advanced connectivity and storage solutions is highly complementary to Cavium’s extensive portfolio of networking, compute, and security solutions. The combination enables Cavium to offer a complete end-to-end offering to customers in Enterprise, Cloud, Data Center, Storage, Telco and Networking markets. QLogic adds an incremental $2+ billion market opportunity for Cavium.

•	Substantial customer and revenue diversification: The combined customer base includes market leading OEMs and end-customers across a broad set of end markets that diversifies Cavium’s revenue and presents a unique opportunity to accelerate further growth.

•	$0.60 to $0.70 of accretion to Cavium’s CY 2017 non-GAAP EPS: The combined company will have nearly $900 million in LTM revenue, with strong profitability and cash flow generation. There are $45 million of identified annualized cost synergies across COGS and operating expenses expected to be realized by the end of 2017. The transaction is expected to create significant value for the shareholders of both companies.

“Today’s acquisition of QLogic is highly complementary and strategic to Cavium and it creates a diversified pure-play infrastructure semiconductor leader,” stated Syed Ali, President and Chief Executive Officer of Cavium. “QLogic’s industry leading products extend our market position in data center, cloud and storage markets, and further diversifies our revenue and customer base.

In addition to the compelling strategic benefits, the manufacturing, sales and operating synergies will create significant value for our shareholders.”

“QLogic with Cavium is a winning combination for customers and employees and is financially compelling for QLogic shareholders,” said Christine King, Executive Chairman of QLogic. “The scale of operations of a nearly $1 billion revenue business will allow the combined company to deliver better solutions for customers and create more career opportunities for employees. Shareholders will benefit from both the immediate premium, as well as the opportunity to participate in the long-term value creation from the combined company’s strong growth prospects.”

The transaction will be funded with a combination of $220 million balance sheet cash, $750 million of committed financing, which includes $650 million of term loan and $100 million of short-term bridge debt, and $400 million in new Cavium equity.

Under the terms of the definitive merger agreement, a wholly-owned subsidiary of Cavium will commence an exchange offer to acquire all of the outstanding shares of QLogic common stock for $11.00 in cash and 0.098 of a share of Cavium common stock (approximately $4.50 per share based on the volume weighted average Cavium trading price for the three trading days beginning June 10, 2016) for each share of QLogic common stock tendered in the exchange offer. Upon satisfaction of the conditions to the exchange offer, and after the shares tendered in the exchange offer are accepted for payment, the agreement provides for the parties to effect, as promptly as practicable, a merger, which would not require a vote of QLogic’s stockholders, and which would result in each share of QLogic common stock not tendered in the exchange offer being converted into the right to receive $11.00 in cash and 0.098 of a share of Cavium common stock. The transaction is expected to close in the third quarter of calendar year 2016 pending customary closing conditions, including the tender into the exchange offer by QLogic stockholders of shares representing at least a majority of the outstanding shares of QLogic common stock, and the receipt of relevant regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

J.P. Morgan acted as exclusive financial adviser and provided a financing commitment to Cavium; Skadden, Arps, Slate, Meagher & Flom LLP acted as Cavium’s legal counsel. Qatalyst Partners acted as exclusive financial adviser to QLogic and O’Melveny & Myers LLP acted as QLogic’s legal counsel.

Conference Call

Cavium management will host a conference call to discuss details of the transaction. A live webcast and the accompanying presentation relating to the transaction will be available in the “Investors” section of Cavium’s website at http://www.Cavium.com in advance of the conference call.

Conference call date: June 15, 2016

Time: 2:00pm Pacific (5:00pm Eastern)

Dial in #: US 888-576-4398, International +1 719-325-2281

Passcode is 7994851

A replay of the call will be available for one week by dialing 888-203-1112 (US) or +1 719-457-0820 (International) and the passcode is 7994851. A webcast of the conference call will also be available in the “Investors” section of Cavium’s website at http://www.Cavium.com.

About Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance up to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband and access & service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India, and China. For more information, please visit: http://www.Cavium.com.

About QLogic

QLogic is a global leader and technology innovator in high performance server and storage networking connectivity products. Leading OEMs and channel partners worldwide rely on QLogic for their server and storage networking solutions. QLogic is headquartered in Aliso Viejo, California, with offices in Mountain View, California, India and Israel. For more information, visit www.QLogic.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements made herein, including, for example, information regarding the proposed transaction between Cavium and QLogic, the expected timetable for completing the transaction, and the potential benefits of the transaction, are “forward-looking statements.” These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that could be instituted against QLogic or its directors or Cavium related to the merger agreement; the possibility that various conditions to the consummation of the Cavium exchange offer and merger may not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of Cavium to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letter delivered pursuant to the merger agreement or otherwise; uncertainty as to how many shares of QLogic common stock will be tendered into the Cavium exchange offer; the risk that the Cavium exchange offer and merger will not close within the anticipated time periods; risks related to the ultimate outcome and results of integrating the operations of Cavium and QLogic, the ultimate outcome of Cavium’s operating strategy applied to QLogic and the ultimate ability to realize synergies; the effects of the business combination on Cavium and QLogic, including the increased level of indebtedness resulting from the transaction, and the combined company’s future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger; the risk of downturns in the semiconductor and networking industries; the effects of local and national economic, credit and capital market conditions on the economy in general; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, those detailed in QLogic’s Annual Report on Form 10-K for the year ended April 3, 2016, and Cavium’s Annual Report on Form 10-K for the year ended December 31, 2015 and Cavium’s most recent Quarterly Report on Form 10-Q filed with the SEC. The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This document relates to a pending business combination transaction between Cavium and QLogic. The exchange offer referenced in this document has not yet commenced. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Cavium will file a registration statement on Form S-4 related to the transaction with the SEC and may file amendments thereto. Cavium and a wholly-owned subsidiary of Cavium will file a tender offer statement on Schedule TO (including a prospectus/offer to exchange, a related letter of transmittal and other exchange offer documents) related to the transaction with the SEC and may file amendments thereto. QLogic will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC and may file amendments thereto. QLogic and Cavium may also file other documents with the SEC regarding the transaction. This document is not a substitute for any registration statement, Schedule TO, Schedule 14D-9 or any other document which QLogic or Cavium may file with the SEC in connection with the transaction. Investors and security holders are urged to read the registration statement, the Schedule TO (including the prospectus/offer to exchange, related letter of transmittal and other exchange offer documents), the solicitation/recommendation statement on Schedule 14D-9 and the other relevant materials with respect to the transaction carefully and in their entirety when they become available before making any investment decision with respect to the transaction, because they will contain important information about the transaction.

The prospectus/offer to exchange, the related letter of transmittal and certain other exchange offer documents, as well as the solicitation/recommendation statement, will be made available to all holders of QLogic’s stock at no expense to them. The exchange offer materials and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the exchange offer materials and the solicitation/recommendation statement may be obtained for free by contacting Cavium’s Investor Relations department at (408) 943-7417 or at angel.atondo@cavium.com. Additional copies of the solicitation/recommendation statement may be obtained for free by contacting QLogic’s Investor Relations department at (949) 542-1330 or at doug.naylor@qlogic.com.

In addition to the prospectus/offer to exchange, the related letter of transmittal and certain other exchange offer documents, as well as the solicitation/recommendation statement, Cavium and QLogic file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Cavium and QLogic at the SEC’s website at http://www.sec.gov.

Cavium Contact

Angel Atondo

Sr. Marketing Communications Manager

Tel: (408) 943-7417

Email: angel.atondo@Cavium.com

QLogic Contact

Doug Naylor

Investor Contact

Tel: (949) 542-1330

Email: doug.naylor@QLogic.com